EXHIBIT 2.1

                         AGREEMENT AND PLAN OF REORGANIZATION

       This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this 3rd day of August, 1999, by and among Conserve, Inc., a Delaware corporation (hereinafter "Conserve"); Richard G. Southwick, the sole officer and director of Conserve (hereinafter "Southwick"); New Mexico Software, Inc., a New Mexico corporation (hereinafter "NMS"), and the owners of all the outstanding shares of common stock of NMS (hereinafter the "NMS Stockholders").

                                      RECITALS:

       WHEREAS, the NMS Stockholders own all of the issued and outstanding common stock of NMS which comprises 100,000 shares (the "NMS Common Stock"). Conserve desires to acquire the NMS Common Stock solely in exchange for voting common stock of Conserve, making NMS a wholly-owned subsidiary of Conserve; and

       WHEREAS, the NMS Stockholders (as set forth on the attached Exhibit "A") desire to acquire voting common stock of Conserve in exchange for the NMS Common Stock, as more fully set forth herein.

       NOW THEREFORE, for the mutual consideration set out herein and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows:

                                 AGREEMENT

       1. Plan of Reorganization. It is hereby agreed that all of the NMS Common Stock shall be acquired by Conserve in exchange solely for Conserve common voting stock (the "Conserve Shares"). It is the intention of the parties hereto that all of the issued and outstanding shares of capital stock of NMS shall be acquired by Conserve in exchange solely for Conserve common voting stock and that this entire transaction qualify as a corporate reorganization under Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder.

       2. Exchange of Shares. Conserve and NMS Stockholders agree that on the Closing Date or at the Closing as hereinafter defined, the NMS Common Stock shall be delivered to Conserve in exchange for the Conserve Shares, after giving effect to a 1.5 to 1 reverse stock split (the "Conserve Reverse Stock Split") as to all presently outstanding shares of Conserve common stock, as follows:

       (a) At Closing, Conserve shall, subject to the conditions set forth herein, issue an aggregate of 11,880,000 shares of Conserve common stock (after giving effect to the Conserve Reverse Stock Split) for immediate delivery to the NMS Stockholders in exchange for the Conserve Shares.

       (b) Each NMS Stockholder shall execute this Agreement or a written consent to the exchange of their NMS Common Stock for Conserve Shares.

       (c) Unless otherwise agreed by Conserve and NMS, this transaction shall close only in the event Conserve is able to acquire at least 80% of the outstanding NMS Common Stock; however, it is the intent of the parties to have Conserve acquire all of the NMS Common Stock.

       3. Pre-Closing Events. The Closing is subject to the completion of the following:

       (a) Conserve shall have authorized 50,000,000 shares of $.001 par value common stock and 500,000 shares of $.001 par value preferred stock.
The preferred stock shall be subject to issuance in such series and with such rights, preferences and designations as determined in the sole discretion of the board of directors.

       (b) Lynn Dixon shall have contributed 8,587,948 shares of Conserve Common Stock to Conserve for cancellation, leaving 7,999,999 shares issued and outstanding prior to the Conserve Reverse Stock Split.

       (c) Conserve shall effectuate the Conserve Reverse Stock Split at or about the time of Closing, and shall have 5,333,333 shares of its common stock issued and outstanding and no other shares of capital stock issued or outstanding not taking into effect the shares to be issued under this Agreement.

       (d) Conserve shall demonstrate to the reasonable satisfaction of NMS that it has no material assets and no liabilities contingent or fixed other than the proceeds of the Conserve Financing as described herein.

       4. Exchange of Securities. As of the Closing Date each of the following shall occur:

       (a) All shares of NMS Common Stock issued and outstanding immediately prior to the Closing Date shall be exchanged for the Conserve Shares (up to an aggregate amount of 11,880,000 Conserve Shares to be delivered at Closing). All such outstanding shares of NMS Common Stock shall be deemed, after Closing, to be owned by Conserve. The holders of such certificates previously evidencing shares of NMS Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of NMS Common Stock except as otherwise provided herein or by law;

       (b) Any shares of NMS Common Stock held in the treasury of NMS immediately prior to the Closing Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

       (c) The 5,333,333 shares of Conserve common stock previously issued and outstanding prior to the Closing, after giving effect to the Conserve Reverse Split, will remain outstanding.

       5. Other Events Occurring at Closing. At Closing, the following shall be accomplished:

       (a) Conserve shall file an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit "B" effecting an amendment to its Certificate of Incorporation to reflect a name change to a new name as selected by NMS as set forth in the attached Exhibit "B".

       (b) The resignation of the existing Conserve officer and director and appointment of new officers and directors as directed by NMS.

       (c) Conserve shall have completed a private offering under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, of 2,000,000 shares of its common stock at $.75 per share. The gross proceeds of this offering (the "Conserve Financing") shall be $1,500,000, which amount, less agreed upon costs, shall be delivered to the control of new management of Conserve at Closing in good funds or shall be represented by the conversion of previous loans to NMS arranged for by Conserve. The Conserve Financing shall have been completed in compliance with all applicable state and federal securities laws and the securities sold shall be delivered at Closing to the investors in the Conserve Financing. Persons who have made bridge loans to NMS pursuant to arrangements made by Conserve, shall be given the opportunity to convert the principal of said loans to the purchase of shares in the private offering prior to Closing upon the same terms as other investors in the private offering.

       (d) Conserve shall adopt a Stock Option Plan at Closing to include up to 3,000,000 shares of its common stock. The Plan shall include "incentive" stock options under Section 422 of the Internal Revenue Code of 1986, as amended and other options and similar rights. Conserve shall grant options under said plan to employees and others, at Closing, exercisable at $.75 per share, as designated by NMS subject to the reasonable approval of Conserve.

       (e) Conserve shall announce the declaration of a distribution of Series A Warrants to the shareholders of record as of a date to be announced but which shall be as of a date prior to closing. The Series A Warrants shall be distributed on the basis of one Series A Warrant for each 5.333 shares of post-split common stock held by each shareholder of record. There shall be 1,000,000 Series A Warrants distributed, subject to the terms and conditions set forth in the attached Exhibit "D".

       6. Delivery of Shares. On or as soon as practicable after the Closing Date, NMS will use its best efforts to cause the NMS Stockholders to surrender certificates for cancellation representing their shares of NMS Common Stock, against delivery of certificates representing the Conserve Shares for which the shares of NMS Common Stock are to be exchanged at Closing.

       7. Representations of NMS Stockholders. Each NMS Stockholder hereby represents and warrants each only as to its own NMS Common Stock, effective this date and the Closing Date as follows:

       (a) Except as may be set forth in Exhibit "A", the NMS Common Stock is free from claims, liens, or other encumbrances, and at the Closing Date said NMS Stockholder will have good title and the unqualified right to transfer and dispose of such NMS Common Stock.

       (b) Said NMS Stockholder is the sole owner of the issued and outstanding NMS Common Stock as set forth in Exhibit "A";

       (c) Said NMS Stockholder has no present intent to sell or dispose of the Conserve Shares and is not under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the Conserve Shares.

       8. Representations of NMS. NMS hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date:

       (a) Except as noted on Exhibit "A", the NMS Stockholders listed on the attached Exhibit "A" are the sole owners of record and beneficially of the issued and outstanding common stock of NMS.

       (b) NMS has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in the NMS Financial Statements or in Exhibit "A", attached hereto.

       (c) The unaudited financial statements as of and for the period ended March 31, 1999, which have been delivered to Conserve (hereinafter referred to as the "NMS Financial Statements" are complete and accurate in all material respects and fairly present the financial condition of NMS as of the date thereof and the results of its operations for the period covered. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the NMS Financial Statements or notes thereto which are required to be disclosed therein; NMS has no contracts or obligations in the ordinary course of business which constitute liens or other liabilities which materially alter the financial condition of NMS as reflected in the NMS Financial Statements. NMS has good title to all assets shown on the NMS Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The NMS Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto).

       (d) Since the date of the NMS Financial Statements, there have not been any material adverse changes in the financial position of NMS except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of NMS.

       (e) NMS is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the NMS Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against NMS.

       (f) NMS is in good standing in its jurisdiction of incorporation, and is in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would have no material negative impact on NMS.

       (g) NMS has (or, by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

       (h) NMS has not materially breached any material agreement to which it is a party. NMS has previously given Conserve copies or access thereto of all material contracts, commitments and/or agreements to which NMS is a party including all relationships or dealings with related parties or affiliates.

       (i) NMS has no subsidiary corporations except as described in writing to Conserve.

       (j) NMS has made all material corporate financial records, minute books, and other corporate documents and records available for review to present management of Conserve prior to the Closing Date, during reasonable business hours and on reasonable notice.

       (k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which NMS is a party and has been duly authorized by all appropriate and necessary corporate action under New Mexico of other applicable law and NMS, to the extent required, has obtained all necessary approvals or consents required by any agreement to which NMS is a party.

       (l) All disclosure information regarding NMS which is to be set forth in disclosure documents of Conserve or otherwise delivered to Conserve by NMS for use in connection with the transaction (the "Acquisition") described herein is true, complete and accurate in all material respects.

       9. Representations of Conserve and Southwick. Conserve, and Southwick to the best of his knowledge, hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Closing Date:

       (a) As of the Closing Date, the Conserve Shares, to be issued and delivered to the NMS Stockholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of Conserve common stock, fully-paid and nonassessable. Conserve shall have completed its reverse stock split wherein each holder of Conserve Shares shall have received one share of the Conserve Shares for each three Conserve Shares previously held. The total number of Conserve Shares outstanding shall be 5,333,333 without giving effect to shares issued in the Conserve Financing. No shares of Conserve's preferred stock, $0.001 par value, to be authorized at Closing, shall be outstanding.

       (b) At Closing, all of the issued and outstanding common stock of Conserve, including shares issued in the Conserve Financing, shall be duly authorized, validly issued, fully-paid and nonassessable and shall have been issued in compliance with all applicable corporate and securities laws.

       (c) Conserve has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Conserve. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Conserve is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Conserve or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of Conserve.

       (d) Conserve has delivered to NMS a true and complete copy of its audited financial statements for the years ended December 31, 1996, 1997, and 1998, (the "Conserve Financial Statements"). The Conserve Financial Statements are complete, accurate in all material respects and fairly present the financial condition of Conserve as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The Conserve Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto).

       (e) Since December 31, 1998, there have not been any material adverse changes in the financial condition of Conserve except with regard to disbursements to pay reasonable and ordinary expenses in connection with maintaining its corporate status and pursuing the matters contemplated in this Agreement. Prior to Closing, all accounts payable and other liabilities of Conserve shall be paid and satisfied in full and Conserve shall have no liabilities either contingent or fixed.

       (f) Neither Southwick nor Conserve is a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the Conserve Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of Southwick, threatened or contemplated against or affecting Conserve, its management or its properties or Southwick.

       (g) Conserve is duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact on it.

       (h) Conserve has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on Conserve, and has paid or made adequate provision in the Conserve Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Conserve is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

       (i) There are no existing options, calls, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of Conserve, except as contemplated in this Agreement.

       (j) The corporate financial records, minute books, and other documents and records of Conserve have been made available to NMS prior to the Closing and shall be delivered to new management of Conserve at Closing.

       (k) Conserve has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that Conserve has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which Conserve is subject. Conserve hereby represents that it has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to NMS all relationships or dealings with related parties or affiliates.

       (l) Conserve common stock is currently approved for quotation on the OTC Bulletin Board under the symbol "CNSR" and there are no stop orders in effect with respect thereto and Conserve has made all filings currently required to maintain its listing.

       (m) All information regarding Conserve which has been provided to NMS or otherwise disclosed in connection with the transactions contemplated herein, is true, complete and accurate in all material respects. Conserve and Southwick specifically disclaim any responsibility regarding disclosures as to NMS, its business or its financial condition.

       10. Closing. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to take place on or about August 3, 1999, but no later than August 16, 1999, unless extended by mutual consent of all parties hereto. The "Closing Date" of the transactions described herein (the "Acquisition"), shall be that date on which all conditions set forth herein have been met and the Conserve Shares are issued in exchange for the NMS Common Stock.

       11. Conditions Precedent to the Obligations of NMS. All obligations of NMS under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:

       (a) The representations and warranties by or on behalf of Southwick and Conserve contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Closing Date as though such representations and warranties were made at and as of such time.

       (b) Conserve shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

       (c) On or before the Closing, the board of directors, and shareholders representing a majority interest the outstanding common stock of Conserve, shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

       (d) On or before the Closing Date, Conserve shall have delivered to NMS certified copies of resolutions of the board of directors and shareholders of Conserve approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Conserve to comply with the terms of this Agreement including the election of NMS's nominees to the Board of Directors of Conserve and all matters outlined herein.

       (e) The Acquisition shall be permitted by applicable law and Conserve shall have sufficient shares of its capital stock authorized to complete the Acquisition.

       (f) At Closing, the existing sole officer and director of Conserve shall have resigned in writing from all positions as director and officer of Conserve effective upon the election and appointment of the NMS nominees.

       (g) At the Closing, all instruments and documents delivered to NMS and NMS Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for NMS.

       (h) The shares of restricted Conserve capital stock to be issued to NMS Stockholders and in the Conserve Financing at Closing will be validly issued, nonassessable and fully-paid under Delaware corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

       (i) NMS and NMS Stockholders shall have received the advice of their tax advisor, if deemed necessary by them, as to all tax aspects of the Acquisition.

       (j) NMS shall have received all necessary and required approvals and consents from required parties and its shareholders.

       (k)    Conserve shall have completed the Conserve Financing.

       (l) At the Closing, Conserve shall have delivered to NMS an opinion of its counsel dated as of the Closing to the effect that:

              (i) Conserve is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (ii) This Agreement has been duly authorized, executed and delivered by Conserve and is a valid and binding obligation of Conserve enforceable in accordance with its terms;

              (iii) Conserve through its board of directors and stockholders has taken all corporate action necessary for performance under this Agreement;

              (iv) The documents executed and delivered by Conserve to NMS and NMS Stockholders hereunder are valid and binding in accordance with their terms and vest in NMS Stockholders, as the case may be, all right, title and interest in and to the Conserve Shares to be issued pursuant to the terms hereof, and the Conserve Shares when issued will be duly and validly issued, fully-paid and nonassessable;

              (v) Conserve has the corporate power to execute, deliver and perform under this Agreement;

              (vi) Legal counsel for Conserve is not aware of any liabilities, claims or lawsuits involving Conserve;

       12. Conditions Precedent to the Obligations of Conserve. All obligations of Conserve under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

       (a) The representations and warranties by NMS and NMS Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

       (b) NMS shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

       (c) NMS shall deliver on behalf of the NMS Stockholders a letter commonly known as an "Investment Letter," signed by each of said shareholders, in substantially the form attached hereto as Exhibit "C", acknowledging that the Conserve Shares are being acquired for investment purposes.

       (d) NMS shall deliver an opinion of its legal counsel to the effect that:

              (i) NMS is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on NMS;

              (ii) This Agreement has been duly authorized, executed and delivered by NMS.

              (iii) The documents executed and delivered by NMS and NMS Stockholders to Conserve hereunder are valid and binding in accordance with their terms and vest in Conserve all right, title and interest in and to the NMS Common Stock, which stock is duly and validly issued, fully-paid and nonassessable.

       13. Indemnification. For a period of one year from the Closing, Conserve and Southwick agree to jointly and severally indemnify and hold harmless NMS, and NMS agrees to indemnify and hold harmless Conserve, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

       14. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

       15. Documents at Closing. At the Closing, the following documents shall be delivered:

       (a) NMS will deliver, or will cause to be delivered, to Conserve the following:

              (i) a certificate executed by the President and Secretary of NMS to the effect that all representations and warranties made by NMS under this Agreement are true and correct as of the Closing, the same as though originally given to Conserve on said date;

              (ii) a certificate from the jurisdiction of incorporation of NMS dated at or about the Closing to the effect that NMS is in good standing under the laws of said jurisdiction;

              (iii) Investment Letters in the form attached hereto as Exhibit "C" executed by each NMS Stockholder;

              (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

              (v) certified copies of resolutions adopted by the shareholders and directors of NMS authorizing this transaction; and

              (vi) all other items, the delivery of which is a condition precedent to the obligations of Conserve as set forth herein.

              (vii)  the legal opinion required by Section 12(d) hereof.

       (b)    Conserve will deliver or cause to be delivered to NMS:

              (i) stock certificates representing the Conserve Shares to be issued as a part of the stock exchange as described herein;

              (ii) a certificate of the President of Conserve, to the effect that all representations and warranties of Conserve made under this Agreement are true and correct as of the Closing, the same as though originally given to NMS on said date;

              (iii) certified copies of resolutions adopted by Conserve's board of directors and Conserve's Stockholders authorizing the Acquisition and all related matters described herein;

              (iv) certificate from the jurisdiction of incorporation of Conserve dated at or about the Closing Date that Conserve is in good standing under the laws of said state;

              (v) opinion of Conserve's counsel as described in Section 11(1) above;

              (vi) good funds representing the net proceeds of the Conserve Financing;

              (vii) resignation of the existing officer and director of Conserve;

              (viii) all corporate and financial records of Conserve; and

              (ix) all other items, the delivery of which is a condition precedent to the obligations of NMS, as set forth in Section 12 hereof.

       16. Finder's Fees. Conserve represents and warrants to NMS, and NMS represents and warrants to Conserve that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby other than arrangements, if any, disclosed to NMS by Conserve to compensate any person who introduced the parties, which obligation shall be the sole responsibility of Conserve. In this regard, Conserve, on the one hand, and NMS on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability other than as disclosed herein.

       17.    Miscellaneous.

       (a) Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

       (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

       (c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

       (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

       (e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       (g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

       (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

       (i) Entire Agreement. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

       (j)    Time.  Time is of the essence.

       (k) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                          CONSERVE, INC.

                                          By: /s/ Richard G. Southwick
                                                President and Secretary

/s/ Lynn Dixon (as to Section 3(b))       /s/ Richard G. Southwick, individually

                                          NEW MEXICO SOFTWARE, INC.

By:                                       By: Richard Govatski
Secretary                                 President

                                          SHAREHOLDERS OF NEW MEXICO
                                          SOFTWARE, INC.

                                          /s/ Richard Govatski